PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FIRST QUARTER 2010 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.38 PER SHARE FOR THE FIRST QUARTER

HUNT VALLEY, MARYLAND – May 6, 2010 – Omega Healthcare Investors, Inc. (NYSE:OHI) (the “Company”) today announced its results of operations for the quarter ended March 31, 2010.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three months ended March 31, 2010 of $33.4 million or $0.38 per common share.  The $33.4 million of FFO available to common stockholders for the first quarter of 2010 includes $3.7 million of cash proceeds associated with a legal settlement, $0.2 million of costs associated with a December 2009 acquisition, $0.8 million of non-cash restricted stock expense and a $0.2 million net loss associated with owned and operated assets.  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.38 per common share for the three months ended March 31, 2010.  FFO and Adjusted FFO are non-GAAP financial measures.  Adjusted FFO is calculated as FFO available to common stockholders less certain non-cash items and certain items of revenue or expenses, including: results of operations of owned and operated facilities during the period, expenses associated with acquisitions, portions of legal settlements and restricted stock expense.  For more information regarding FFO and Adjusted FFO, see the “Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended March 31, 2010, the Company reported net income of $21.0 million and net income available to common stockholders of $18.7 million, or $0.21 per diluted common share on operating revenues of $58.7 million.  This compares to net income of $24.9 million and net income available to common stockholders of $22.6 million, or $0.27 per diluted common share on operating revenues of $49.2 million for the same period in 2009.

The decreases in net income and net income available to common stockholders for the three-month period ended March 31, 2010 compared to the prior year were primarily due to: (i) the incremental impact of proceeds from a 2009 legal settlement versus a 2010 legal settlement, (ii) increased interest expense associated with new debt issued and assumed in connection with the December 2009 CapitalSource Inc. (“CapitalSource”) asset acquisition, (iii) increased depreciation expense, and (iv) acquisition related expenses.   This impact was partially offset by a $6.0 million increase in rental income associated with the acquired CapitalSource assets.

FIRST QUARTER 2010 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	In April 2010, the Company announced its intention to exercise its option to acquire certain CapitalSource subsidiaries owning 63 long-term care facilities.
•	In April 2010, the Company entered into a new $320 million revolving senior secured credit facility.
•	In March and April 2010, the Company sold 3.8 million shares of its common stock under its Equity Shelf Program generating net proceeds of $74 million.
•	In February 2010, the Company repaid $59 million of mortgage debt it assumed as part of the December 2009 CapitalSource asset acquisition.
•	In February 2010, the Company issued $200 million aggregate principal amount of its 7 ½% senior unsecured notes due 2020.
•	In January 2010, the Company increased its quarterly common dividend per share from $0.30 to $0.32.

FIRST QUARTER 2010 RESULTS

Operating Revenues and Expenses – Operating revenues for the three months ended March 31, 2010, excluding nursing home revenues of owned and operated assets and therefore on a non-GAAP basis, were $54.3 million.  Operating expenses for the three months ended March 31, 2010, excluding nursing home expenses for owned and operated assets, totaled $18.6 million, comprised of $14.7 million of depreciation and amortization expense, $2.9 million of general and administrative expenses, $0.8 million of restricted stock expense and $0.2 million of expense associated with the December 2009 CapitalSource asset acquisition.  A reconciliation of these amounts to revenues and expenses reported in accordance with GAAP is provided at the end of this release.

Other Income and Expense – Other income and expense for the three months ended March 31, 2010 was a net expense of $14.5 million and was primarily comprised of $13.6 million of interest expense and $1.0 million of amortized deferred financing costs.

Funds From Operations – For the three months ended March 31, 2010, reportable FFO available to common stockholders was $33.4 million, or $0.38 per common share on 89 million weighted-average common shares outstanding, compared to $33.6 million, or $0.41 per common share on 82 million weighted-average common shares outstanding, for the same period in 2009.

The $33.4 million of FFO for the first quarter of 2010 includes cash proceeds associated with a legal settlement, $0.2 million of costs associated with the December 2009 CapitalSource acquisition, $0.8 million of non-cash restricted stock expense and a $0.2 million net loss associated with owned and operated assets.

The $33.6 million of FFO for the three months ended March 31, 2009, includes the impact of a $4.5 million legal settlement, a $0.9 million net loss associated with owned and operated assets, $0.5 million of non-cash restricted stock expense and a real estate impairment of $0.1 million.

Adjusted FFO was $33.5 million, or $0.38 per common share, for the three months ended March 31, 2010, compared to $30.5 million, or $0.37 per common share, for the same period in 2009.  The Company had 6.5 million additional weighted-average shares for the three months ended March 31, 2010 compared to the same period in 2009.  The increase in weighted-average common shares was primarily a result of: (i) 2.7 million shares of common stock issued to CapitalSource as part of the December 2009 acquisition; (ii) approximately 2.3 million common shares issued under the Company’s Dividend Reinvestment and Common Stock Purchase Plan; and (iii) approximately 3.3 million common shares issued under the Company’s Equity Shelf Program.  For further information, see “Funds From Operations” below.

FINANCING ACTIVITIES

$320 million Credit Facility – On April 13, 2010, the Company entered into a new $320 million revolving senior secured credit facility (the “2010 Credit Facility”).  The 2010 Credit Facility replaces the Company’s previous $200 million revolving senior secured credit facility (the “2009 Credit Facility”).  The 2010 Credit Facility matures in four years, on April 13, 2014; provided, however, if the Company has not refinanced or repaid its $310 million 7% Senior Notes due April 2014 prior to December 31, 2013, the maturity date for the 2010 Credit Facility will become December 31, 2013.  The 2010 Credit Facility includes an “accordion feature” that permits the Company to expand its borrowing capacity to $420 million during its first three years.

The 2010 Credit Facility is priced at LIBOR plus an applicable margin (ranging from 325 basis points to 425 basis points) based on the Company’s consolidated leverage and is not subject to a LIBOR floor.  The Company’s applicable percentage above LIBOR is currently 350 basis points.  The 2010 Credit Facility will be used for acquisitions and general corporate purposes.  At the date of this release, the Company had no borrowings outstanding under the 2010 Credit Facility.

The Company and its subsidiaries terminated the 2009 Credit Facility in connection with the effectiveness of the 2010 Credit Facility.  The Company did not experience any material early termination penalties due to the termination of the 2009 Credit Facility.  For the three month period ending June 30, 2010, the Company will record a one-time, non-cash charge of approximately $3.5 million relating to the write-off of deferred financing costs associated with the termination of the 2009 Credit Facility.

Sale of 3.8 Million Shares of Common Stock Under the Equity Shelf Program – On April 6, 2010, the Company sold 1.7 million shares of its common stock available under its $100 million Equity Shelf Program pursuant to a terms agreement dated March 31, 2010 with BofA Merrill Lynch, resulting in net proceeds of approximately $32.3 million.

In addition, during the three months ended March 31, 2010, the Company sold approximately 2.1 million shares of its common stock under the Equity Shelf Program resulting in net proceeds of approximately $42 million.  Of the 2.1 million shares sold, 0.2 million, representing net proceeds of $4.7 million had a settlement date in April 2010 and the sale of these shares will be recorded in the second quarter of 2010.

$200 Million Senior Notes – On February 9, 2010, the Company sold $200 million aggregate principal amount of its 7½% Senior Notes due 2020 (the “Notes”). The Notes were sold at an issue price of 98.278% of the principal amount of the Notes resulting in gross proceeds to the Company of approximately $197 million.  The Company used the net proceeds from the sale of the Notes, after discounts and expenses, to (i) repay outstanding borrowings of approximately $59 million of mortgage debt assumed in connection with the December 2009 CapitalSource asset acquisition and (ii) repay all outstanding borrowings under the 2009 Credit Facility.

$59 million Mortgage Debt – In connection with the December 2009 CapitalSource asset acquisition, the Company assumed $59.4 million of 6.8% mortgage debt maturing on December 31, 2011.  Proceeds from the Notes sold in February 2010 were used to repay the assumed mortgage debt on February 16, 2010.

PORTFOLIO DEVELOPMENTS

Anticipated CapitalSource Acquisitions – On April 20, 2010, the Company announced that it intends to exercise its option to acquire 63 additional long-term care facilities from affiliates of CapitalSource.  The aggregate consideration to be paid at the closing under the option agreement (the “Option Closing”), which is expected to occur in June 2010, is approximately $295 million, consisting of approximately: (i) $34 million in cash, and (ii) the repayment of $261 million of debt at closing. The 63 facilities owned by the entities to be acquired at the Option Closing, representing 6,607 available beds located in 19 states, are part of 30 in-place triple net leases among 18 operators. The 30 leases generate approximately $34 million of annualized revenue.

The Company acquired the option to purchase these 63 facilities in connection with the Company’s previously announced securities purchase agreement with CapitalSource dated November 17, 2009, pursuant to which the Company acquired entities owning 40 facilities on December 22, 2009, and has agreed to acquire 40 other facilities subject to obtaining consent of the U.S. Department of Housing and Urban Development ("HUD").

The purchase price payable at each such closing is also subject to certain adjustments, including but not limited to a dollar-for-dollar increase or decrease of the consideration to the extent the assumed debt is less than or greater than the amount set forth in the purchase agreement, and an upward or downward adjustment to prorate certain items of accrued and prepaid income and expense of the CapitalSource subsidiaries to be acquired.

The consummation of the Option Closing and the remaining closing under the purchase agreement with CapitalSource are subject to customary closing conditions, and there can be no assurance as to when or whether such transactions will be consummated.

Emerald Mortgage – In February 2010, titles to four Emerald properties on which the Company held a mortgage were transferred to wholly-owned subsidiaries of the Company by Deed in Lieu of Foreclosure.  These facilities were then subsequently leased to one of our existing operators under a new four facility ten year master lease.

DIVIDENDS

Common Dividends – On April 15, 2010, the Company’s Board of Directors announced a common stock dividend of $0.32 per share to be paid May 17, 2010 to common stockholders of record on April 30, 2010.  At the date of this release, the Company had approximately 93 million common shares outstanding.

Series D Preferred Dividends – On April 15, 2010, the Company’s Board of Directors also declared its regular quarterly dividend for the Series D preferred stock, payable May 17, 2010 to preferred stockholders of record on April 30, 2010.  Series D preferred stockholders of record will be paid dividends in the approximate amount of $0.52344 per preferred share.  The liquidation preference for the Company’s Series D preferred stock is $25.00 per share.  Regular quarterly preferred dividends represent dividends for the period February 1, 2010 through April 30, 2010.

2010 ADJUSTED FFO GUIDANCE

The Company currently expects its quarterly 2010 Adjusted FFO available to common stockholders to be between $0.43 and $0.46 per diluted share after giving effect to the anticipated second and third closings of the CapitalSource assets.

The Company's Adjusted FFO guidance for 2010 excludes the impact of all other future acquisitions, gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, capital transactions and restricted stock amortization expense.  A reconciliation of the Adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this press release.  The Company may, from time to time, update its publicly announced Adjusted FFO guidance, but it is not obligated to do so.

The Company's Adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company.  If actual results vary from these assumptions, the Company's expectations may change.  While the Company expects the second and third closings under the purchase agreement with CapitalSource to occur in the second quarter of 2010, the second closing is subject to HUD approval of the transfer and both closings are subject to other terms and conditions set forth in the CapitalSource purchase agreement.  Accordingly, there can be no assurance as to when or whether either closing will occur.  Without limiting the generality of the foregoing, the completion of acquisitions, divestitures, capital and financing transactions, variations in restricted stock amortization expense, and the factors identified below may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

CONFERENCE CALL

The Company will be conducting a conference call on Thursday, May 6, 2010, at 10 a.m. EDT to review the Company’s 2010 first quarter results and current developments.  Analysts and investors interested in participating are invited to call (877) 303-7604 from within the United States or (760) 666-3606 from outside the United States, using pass code 72590076.

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At March 31, 2010, the Company owned or held mortgages on 293 skilled nursing facilities, assisted living facilities and other specialty hospitals with approximately 34,279 licensed beds (32,835 available beds) located in 32 states and operated by 35 third-party healthcare operating companies.  In addition, the Company has two closed facilities currently held for sale.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements, including without limitation the information under the heading “2010 Adjusted FFO Guidance” and statements of expectations regarding the closing of the remaining transactions contemplated by the CapitalSource purchase agreement, and the timing and impact thereof.  Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) the Company’s ability to maintain its credit ratings; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) the Company’s ability to manage, re-lease  or sell any owned and operated facilities; (x) the Company’s ability to sell closed or foreclosed assets on a timely basis and on terms that allow the Company to realize the carrying value of these assets; (xi) the effect of economic and market conditions generally, and particularly in the healthcare finance industry; (xii) the potential impact of a general economic slowdown on governmental budgets and healthcare reimbursement expenditures; and (xiii) other factors identified in the Company’s filings with the Securities and Exchange Commission. With respect to expectations regarding the closing of the remaining transactions under the CapitalSource purchase agreement, actual results may differ materially due to a variety of factors, including among other things: (i) the ability of the parties to satisfy the various conditions to the completion of the remaining transactions; (ii) potential adjustments to the form and amount of consideration payable in connection with the remaining transactions; and (iii) potential unforeseen costs associated with the transactions. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.  The Company undertakes no obligation to update any forward-looking statements contained in this announcement.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	March 31, 2010	December 31, 2009
	(unaudited)
ASSETS
Real estate properties
Land and buildings	$1,690,729	$1,669,843
Less accumulated depreciation	(311,106)	(296,441)
Real estate properties – net	1,379,623	1,373,402
Mortgage notes receivable – net	87,835	100,223
	1,467,458	1,473,625
Other investments – net	46,760	32,800
	1,514,218	1,506,425
Assets held for sale – net	877	877
Total investments	1,515,095	1,507,302

Cash and cash equivalents	75,194	2,170
Restricted cash	9,672	9,486
Accounts receivable – net	83,690	81,558
Other assets	53,943	50,778
Operating assets for owned and operated properties	3,792	3,739
Total assets	$1,741,386	$1,655,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$—	$94,100
Secured borrowings	100,000	159,354
Unsecured borrowings – net	681,304	484,695
Accrued expenses and other liabilities	52,893	49,895
Operating liabilities for owned and operated properties	1,896	1,762
Total liabilities	836,093	789,806

Stockholders’ equity:
Preferred stock issued and outstanding – 4,340 shares Series D with an aggregate liquidation preference of $108,488	108,488	108,488
Common stock $.10 par value authorized – 200,000 shares: issued and outstanding – 90,778 shares as of March 31, 2010 and 88,266 as of December 31, 2009	9,078	8,827
Common stock – additional paid-in-capital	1,207,493	1,157,931
Cumulative net earnings	543,339	522,388
Cumulative dividends paid	(963,143)	(932,407)
Accumulated other comprehensive income	38	—
Total stockholders’ equity	905,293	865,227
Total liabilities and stockholders’ equity	$1,741,386	$1,655,033

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Revenues
Rental income	$47,209	$41,175
Mortgage interest income	2,614	2,876
Other investment income – net	746	611
Miscellaneous	3,729	74
Nursing home revenues of owned and operated assets	4,380	4,424
Total operating revenues	58,678	49,160

Expenses
Depreciation and amortization	14,687	10,931
General and administrative	2,871	2,679
Restricted stock expense	839	480
Acquisition costs	220	-
Impairment loss on real estate properties	-	70
Nursing home expenses of owned and operated assets	4,572	5,353
Total operating expenses	23,189	19,513

Income before other income and expense	35,489	29,647
Other income (expense):
Interest and other investment income	15	11
Interest	(13,575)	(8,773)
Interest – amortization of deferred financing costs	(978)	(500)
Litigation settlements	-	4,527
Total other expense	(14,538)	(4,735)

Net income	20,951	24,912
Preferred stock dividends	(2,271)	(2,271)
Net income available to common stockholders	$18,680	$22,641

Income per common share available to common stockholders:
Basic:
Net income	$0.21	$0.27
Diluted:
Net income	$0.21	$0.27

Dividends declared and paid per common share	$0.32	$0.30

Weighted-average shares outstanding, basic	88,840	82,396
Weighted-average shares outstanding, diluted	88,961	82,478

Components of other comprehensive income:
Net income	$20,951	$24,912
Unrealized gain on other investments	38	-
Total comprehensive income	$20,989	$24,912

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009

Net income available to common stockholders	$18,680	$22,641
Elimination of non-cash items included in net income:
Depreciation and amortization	14,687	10,931
Funds from operations available to common stockholders	$33,367	$33,572

Weighted-average common shares outstanding, basic	88,840	82,396
Effect of restricted stock awards	109	69
Assumed exercise of stock options	10	10
Deferred stock	2	3
Weighted-average common shares outstanding, diluted	88,961	82,478

Fund from operations per share available to common stockholders	$0.38	$0.41

Adjusted funds from operations:
Funds from operations available to common stockholders	$33,367	$33,572
Deduct net legal settlements	(1,111)	(4,527)
Deduct nursing home revenues	(4,380)	(4,424)
Add back non-cash provision for impairments on real estate properties(1)	—	70
Add back nursing home expenses	4,572	5,353
Add back acquisition costs	220	—
Add back non-cash restricted stock expense	839	480
Adjusted funds from operations available to common stockholders	$33,507	$30,524

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO described herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders less non-cash stock-based compensation and one-time revenue and expense items.  The Company believes that Adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company's computation of Adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The Company currently expects its quarterly 2010 Adjusted FFO available to common stockholders to be between $0.43 and $0.46 per diluted share after giving effect to the anticipated CapitalSource second and third closings.  The following table presents a reconciliation of our guidance regarding 2010 FFO and Adjusted FFO to net income available to common stockholders:

	2010 Projected Quarterly AFFO
Per diluted share:
Net income available to common stockholders	$0.20	−	$0.23
Adjustments:
Depreciation and amortization	0.23	−	0.23
Funds from operations available to common stockholders	$0.43	−	$0.46

Adjustments:
Acquisition deal costs	0.00	−	0.00
Nursing home revenue and expense - net	0.00	−	0.00
Impairment on real estate assets	0.00	−	0.00
Restricted stock expense	0.00	−	0.00
Adjusted funds from operations available to common stockholders	$0.43	−	$0.46

The table below reconciles reported revenues and expenses to revenues and expenses excluding nursing home revenues and expenses of owned and operated assets:

	Three Months Ended
	March 31,
	2010	2009
	(in thousands)

Total operating revenues	$58,678	$49,160
Nursing home revenues of owned and operated assets	4,380	4,424
Revenues excluding nursing home revenues of owned and operated assets	$54,298	$44,736

Total operating expenses	$23,189	$19,513
Nursing home expenses of owned and operated assets	4,572	5,353
Expenses excluding nursing home expenses of owned and operated assets	$18,617	$14,160

This press release includes references to revenues and expenses excluding nursing home owned and operated assets, which are non-GAAP financial measures.  The Company believes that the presentation of the Company's revenues and expenses, excluding nursing home owned and operated assets, provides a useful measure of the operating performance of the Company's core portfolio as a real estate investment trust in view of the disposition of all but two of the Company's owned and operated assets and short term holding of owned and operated assets.

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ending March 31, 2010:

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# of Operating Beds	Investment	% Investment
Real Property(1)	283	31,525	$1,709,929	95%
Loans Receivable(2)	10	1,310	87,835	5%
Total Investments	293	32,835	$1,797,764	100%

Investment Data	# of Properties	# of Operating Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities (1) (2)	281	32,149	$1,732,450	96%	$54
Assisted Living Facilities	7	393	29,859	2%	76
Specialty Hospitals and Other	5	293	35,455	2%	121
	293	32,835	$1,797,764	100%	$55

Note: table above excludes two closed facilities classified as held-for-sale. (1) Includes $19.2 million for lease inducement. (2) Includes $0.9 million of unamortized principal.

Revenue Composition ($000's)

Revenue by Investment Type (1)	Three Months Ended
	March 31, 2010
Rental Property	$47,209	93%
Mortgage Notes	2,614	5%
Other Investment Income	746	2%
	$50,569	100%

Revenue by Facility Type (1)	Three Months Ended
	March 31, 2010
Skilled Nursing Facilities	$48,121	95%
Assisted Living Facilities	604	1%
Specialty Hospitals	1,098	2%
Other	746	2%
	$50,569	100%

(1) Excludes revenue from owned and operated assets.

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
CommuniCare Health Services	36	$318,720	18%
Sun Healthcare Group, Inc.	40	220,887	12%
Advocat Inc.	40	155,185	9%
Guardian LTC Management (1)	23	145,171	8%
Signature Holdings, LLC	18	142,464	8%
Formation Capital	14	126,362	7%
Nexion Health, Inc.	19	80,793	5%
Essex Healthcare Corp.	13	79,564	4%
Teninone	10	79,476	4%
Airamid	9	56,489	3%
Remaining Operators (2)	71	392,653	22%
	293	$1,797,764	100%

Note: table above excludes two closed facilities classified as held-for-sale. (1) Investment amount includes a $19.2 million lease inducement. (2) Includes $0.9 million of unamortized principal.

Concentration by State	# of Properties	Investment	% Investment
Ohio	48	$340,057	19%
Florida (1)	38	245,131	14%
Pennsylvania	25	172,350	10%
Texas	26	139,092	8%
Tennessee	13	89,308	5%
West Virginia (2)	10	77,413	4%
Maryland	7	69,928	4%
Colorado	9	64,147	3%
Louisiana	14	55,343	3%
Alabama	10	47,264	3%
Massachusetts	7	46,299	3%
Arkansas	11	44,791	2%
Rhode Island	4	40,998	2%
Kentucky	10	37,856	2%
Connecticut	4	35,480	2%
California	11	34,756	2%
Remaining States	46	257,551	14%
	293	$1,797,764	100%
Note: table above excludes two closed facilities classified as held-for-sale. (1) Includes $0.9 million of unamortized principal. (2) Investment amount includes a $19.2 million lease inducement.

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
2010	512	-	512	1%
2011	5,064	-	5,064	2%
2012	4,028	-	4,028	2%
2013	25,469	-	25,469	12%
2014	972	699	1,671	1%
Thereafter	158,364	9,203	167,567	82%
$194,409	$9,902	$204,311	100%

(1) Based on 2010 contractual rents and interest (assumes no annual escalators).

Selected Facility Data
TTM ending 12/31/09	Coverage Data
% Revenue Mix	Before	After
Census (1)	Private	Medicare	Mgmt. Fees	Mgmt. Fees
Total Portfolio	84.6%	8.9%	26.0%	2.0	x	1.6	x

(1)	Based on available beds.

The following table presents a debt maturity schedule for the period ending March 31, 2010:

Debt Maturities ($000's)		Secured Debt
	Year	Lines of Credit (1)	Term Loan/Other	Senior Notes(2)	Total
	2010	$-	$-	$-	$-
	2011	-	-	-	-
	2012	-	-	-	-
	2013	-	-	-	-
	2014	320,000	100,000	310,000	730,000
	Thereafter	-	-	375,000	375,000
		$320,000	$100,000	$685,000	$1,105,000

(1) Reflected at 100% borrowing capacity. (2) Includes $200M 7.5% notes due 2020 issued on February 9, 2010.

The following table presents investment activity for the three- month periods ending March 31, 2010:

Investment Activity ($000's)
	Three Months Ended
	March 31, 2010
	$ Amount	%
Funding by Investment Type:
Real Property	$-	0%
Mortgages	-	0%
Other	7,402	100%
Total	$7,402	100%